As filed with the Securities and Exchange Commission on May 20, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Silver Standard Resources Inc.
(Exact name of registrant as specified in its charter)

British Columbia	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
Suite 800 – 1055 Dunsmuir Street PO Box 49088, Bentall Postal Station Vancouver, British Columbia Canada V7X 1G4	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

Silver Standard Resources Employee Share Purchase Plan
(Full title of the plan)

CT Corporation System
111 8th Avenue, New York, NY 10011
(212) 894-8940
(Name, address and telephone number, including area code, of agent for service)

with copies to:

Kelly Stark-Anderson Silver Standard Resources Inc. Suite 800 – 1055 Dunsmuir Street PO Box 49088, Bentall Postal Station Vancouver, British Columbia Canada V7X 1G4 (604) 689-3846	William D. Davis II Baker & McKenzie LLP 700 Louisiana, Suite 3000 Houston, Texas 77002 (713) 427-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☑                         Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)     Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Shares, without par value	1,000,000	$7.90	$7,900,000	$1018

(1)
Common shares, without par value (the “Common Shares”), of Silver Standard Resources Inc. (the “Registrant”) being registered hereby relate to the Silver Standard Resources Employee Share Purchase Plan.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminable number of additional securities as may be offered or issued as a result of the anti-dilution provisions of the Silver Standard Resources Employee Share Purchase Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low sales prices per Common Share on the Nasdaq Global Market on May 15, 2014.

2

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Silver Standard Resources Inc. (the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with or furnished to the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

•	The Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2013 as filed with the Commission on March 14, 2014;

•
The description of the Common Shares as set forth in the Registrant’s Registration Statement on Form F-10 as filed on February 4, 2010, and any further amendment or report filed for the purposes of updating such description;

•
The Registrant’s Reports on Form 6-K as furnished to the Commission on February 6, 2014, February 12, 2014, February 21, 2014, April 3, 2014, April 4, 2014, April 7, 2014, April 10, 2014, April 24, 2014, May 9, 2014 and May 13, 2014; and

•
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2013.

Each document filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of any post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. In addition, any information circular, unaudited interim consolidated financial statements, management's discussion and analysis, material change reports (excluding confidential material change reports) or business acquisition reports subsequently filed by the Registrant with securities commissions or similar authorities in the relevant provinces and territories of Canada after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the applicable Report on Form 6-K on which such document is furnished to the Commission
Any statement contained herein, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently-filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”). Under Section 160 of the Act, the Registrant may, subject to Section 163 of the Act, indemnify an individual who:

(a)	is or was a director or officer of the Registrant,

(b)	is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or

(c)	at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and, generally, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of the Registrant or an associated corporation or other entity, or holding or having held a position equivalent to that of a director or officer of the Registrant or an associated corporation or other entity (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (an “eligible proceeding”) to which the eligible party is or may be liable and the Registrant may, subject to Section 163 of the Act, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

Under Section 161 of the Act, the Registrant must, subject to Section 163 of the Act, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments if they are prohibited under Section 163 of the Act or if it has not first received from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

(a)
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation or other entity, as the case may be; or

(d)
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation or other entity, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, among other things, order the Registrant to indemnify or to pay expenses, despite Sections 160 to 163 of the Act.

Under the Act, the articles of the Registrant may affect the power or obligation of the Registrant to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses. This is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

Under the articles of the Registrant, subject to the provisions of the Act, the Registrant must indemnify a director, former director or alternate director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles. The failure of a director, alternate director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant’s articles.

Under the articles of the Registrant, the Registrant may purchase and maintain insurance for the benefit of any person (or such person’s heirs or legal personal representatives) who is or was serving as a director, alternate director, officer, employee or agent of the Registrant, or as a director, alternate director, officer, employee or agent of any corporation of which the Registrant is or was an affiliate, or if at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity, or if at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity against any liability incurred by him or her as a director, alternative director, officer, employee or agent or person who holds or held such equivalent position.

The Registrant has entered into indemnity agreements with each of its executive officers and directors, which agreements provide for indemnification of the executive officer or director against certain judgments, penalties, fines, damages, including costs, charges and expenses, that the executive officer or director may incur in such capacity.

Underwriters, dealers or agents who participate in the distribution of Common Shares may be entitled under agreements to be entered into with the Registrant to indemnification by the Registrant against certain liabilities, including liabilities under the Securities Act and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:
Exhibit No.                    Description

4.1	Memorandum, Articles and Certificate of Incorporation (incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form 20-F (File No. 0-26424), filed on July 13, 1995).

4.2
Notice of Articles and Articles filed under the Business Corporations Act (British Columbia) (incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F (File No. 0-26424), filed on March 31, 2006).

4.3*	Silver Standard Resources Employee Share Purchase Plan.

23.1*	Consent of PricewaterhouseCooopers LLP.

23.2*	Consents of F. Carl Edmunds, Andrew W. Sharp, BEng., FausIMM and Trevor J. Yeomans, B.Sc. (Hons), ACSM, P.Eng.

23.3*	Consents of Warwick S. Board, P.Geo. and R. Bruce Kennedy, P.E.

23.4*	Consents of Kelly G. Boychuk, MBA, P.Eng., Dawn H. Garcia, P.G., C.P.G. and Jeremy D. Vincent, B.Sc. (Hons), P.Geo.

23.5*	Consents of Donald F. Earnest, P.G., Michael J. Lechner, P.Geo., Steve L. Milne, P.E., Robert M. Robb, P.E. and Clinton Strachan, P.E.

24.1*	Power of Attorney (included on the signature pages to this Registration Statement).
_______
*Filed herewith.
Pursuant to Item 8 to Part II of Form S-8, an opinion of counsel as to the legality of the securities being registered is not required since the Common Shares issued pursuant to the Plan under this Registration Statement are not original issuance securities.
Item 9. Undertakings.

(a)    The undersigned registrant hereby undertakes:

    (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)    to include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

    (iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)    That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on May 20, 2014.

SILVER STANDARD RESOURCES INC.

By: /s/ John Smith
John Smith
Director, President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Smith and Gregory J. Martin, and each of them (with full power to act alone), as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this registration statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them (with full power to act alone), full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on May 20, 2014:

Signature	Title
/s/ John Smith John Smith	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Gregory J. Martin Gregory J. Martin	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Peter W. Tomsett Peter W. Tomsett	Director and Chairman
/s/ A.E. Michael Anglin A.E. Michael Anglin	Director

/s/ Richard C. Campbell Richard C. Campbell	Director

/s/ Richard D. Paterson Richard D. Paterson	Director

/s/ Gustavo A. Herrero Gustavo A. Herrero	Director

/s/ Steven P. Reid Steven P. Reid	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements to Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement solely in the capacity of the duly authorized representative of the Registrant in the United States on May 20, 2014.

By: /s/ Richard Paterson
(Authorized Representative)
Richard Paterson
Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Memorandum, Articles and Certificate of Incorporation (incorporated by reference to Exhibit 1.1 to the Registrant’s Registration Statement on Form 20-F (File No. 0-26424), filed on July 13, 1995).
4.2
Notice of Articles and Articles filed under the Business Corporations Act (British Columbia) (incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F (File No. 0-26424), filed on March 31, 2006).

4.3*	Silver Standard Resources Employee Share Purchase Plan.
23.1*	Consent of PricewaterhouseCooopers LLP.
23.2*	Consents of F. Carl Edmunds, Andrew W. Sharp, BEng., FausIMM and Trevor J. Yeomans, B.Sc. (Hons), ACSM, P.Eng.
23.3*	Consents of Warwick S. Board, P.Geo. and R. Bruce Kennedy, P.E.
23.4*	Consents of Kelly G. Boychuk, MBA, P.Eng., Dawn H. Garcia, P.G., C.P.G. and Jeremy D. Vincent, B.Sc. (Hons), P.Geo.
23.5*	Consents of Donald F. Earnest, P.G., Michael J. Lechner, P.Geo., Steve L. Milne, P.E., Robert M. Robb, P.E. and Clinton Strachan, P.E.
24.1*	Power of Attorney (included on the signature pages to this Registration Statement).
_______
*Filed herewith.